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                                                                    EXHIBIT 23.0




                         (KPMG PEAT MARWICK LETTERHEAD)

                              Accountant's Consent

The Board of Directors
Roadhouse Grill, Inc.


We consent to incorpation by reference in the registration statement No. 333-30593 on Form S-8 of Roadhouse Grill, Inc. of our report dated February 20, 1998, relating to the balance sheets of Roadhouse Grill, Inc. as of December 29, 1996 and December 28, 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 28, 1997 which report appears in the December 28, 1997, annual report on Form 10-K of Roadhouse Grill, Inc.



                                             /s/ KPMG PEAT MARWICK LLP

March 30, 1998
Miami, Florida